Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF 2004

LOWELL, ARKANSAS, October 15, 2004 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record third quarter net earnings of $47.9 million, or diluted earnings per share of 57 cents, compared with 2003 third quarter earnings of $32.7 million, or 40 cents per diluted share.

Total operating revenue for the current quarter was $719 million, compared with $622 million during the third quarter of 2003.  During the third quarter of 2004, Truck segment revenue, excluding fuel surcharges, increased 8%, while the Intermodal segment revenue, excluding fuel surcharges, rose 14% over the comparable period of 2003.  Dedicated Contract Services (DCS) segment revenue, excluding fuel surcharge revenue, increased 15% during the current quarter.

Operating income rose 44% from $57.6 million in 2003 to $82.7 in 2004 on a 12% rise in revenues net of fuel surcharges.  The overall operating ratio for the Company improved 220 basis points to 88.5% compared to 90.7% in 2003.  The Truck operating ratio continued to improve, compared to the previous year, as this year’s third quarter was 87.1% vs. 91.6% in last year’s third quarter.  The Intermodal segment operating ratio was 88.4% vs. 89.6% and DCS operating ratio was 90.6% vs. 91.4%, third quarter this year vs. third quarter last year.

“Once again we are delighted to report significant improvement in our financial results relative to the prior year.  And once again, our team has significantly exceeded our internal expectations and plan for a quarter.  The achievement of these results occurred despite historically high fuel prices that continued to rise during the quarter, a tight driver market that prompted driver pay increases in all three of our business segments during the quarter and a couple of bankruptcy proceedings by our customers.  Two serious accidents in the earlier part of the quarter were largely offset by a very successful safety month in September and lower cost per accident overall. This is a risky business that requires tremendous focus on safety and a keen sense of responsibility to our drivers, our customers and the motoring public.  We take this responsibility very seriously.  We are very proud of the safety record we have achieved over the last several years and intend to maintain the focus required to retain our industry leading position in safe operations.  We are equally committed to providing best-in-class service to our customers.  During the quarter, we received Ford Motor Company’s prestigious Q1 designation, the highest recognition of superior quality that Ford can bestow to a supplier for quality service as well as the Quest for Quality award from an industry publication that is based on voting by customers.  To perpetuate quality in all areas of our company, we must also produce margins that allow us to attract and retain the best talent, provide the best equipment and technology and return a reasonable profit to our shareholders.  Safety, service and strong financial performance are our primary goals and we are happy with the success in each area.  The improvement that we have witnessed and continue to expect is a tribute to the finest transportation professionals in the business.  Yet we can still do better”, stated Kirk Thompson, President and Chief Executive Officer.

The Truck operating ratio was 87.1% for the quarter, a 450 basis point improvement versus the comparable period last year. This represents the fourteenth quarter in a row, relative to prior years, that the segment has shown improvement. Rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased 9.3% relative to a year ago. Empty miles were 10.5% vs. 10.2% for the third quarter a year ago.  A significant amount of empty miles were incurred in the third quarter as paid deadhead to meet customers shortages of equipment in certain areas of the country.  Safety continues to be at the top of our priorities and as a result of intense focus, we enjoyed another quarter of relatively low claims cost.  Driver availability remains tight with no sign of improvement for the foreseeable future.  A new driver pay scale was implemented in September to ensure that we have enough safe, experienced drivers manning our fleet.  One month of the pay increase is included in the quarter.   A rate increase to cover the increased drivers’ pay was proposed to customers with an effective date of October 1, 2004.  Based upon rate increases already agreed upon and implemented, we are confident most, if not all, of the driver pay increase will be recovered by the end of 2004.   We do not anticipate significant capacity additions in the truckload market place for the immediate future for a number of reasons, but the difficulty in expanding the industry’s driver base alone would be enough to preclude any meaningful additions to capacity.  The average number of trucks in the Truck segment was 5,404 for the third quarter 2004 and 5,607 for the third quarter 2003.

In the Intermodal segment, the operating ratio was 88.4% for the third quarter of 2004, a 120 basis point improvement versus the comparable period last year.  Intermodal revenue rose 14% excluding fuel surcharges in the third quarter of 2004 vs. the third quarter of 2003.  Revenue growth was supported by volume growth of 7.4% and a 4.6% increase in revenue per loaded mile. Continued lane mix changes also contributed positively to the increased revenue.  While the increase in rates in our intermodal segment is significantly better than any prior period, the need to increase those rates at even a faster pace is evident.   In spite of these rate increases, our costs grew faster than our revenue in the third quarter which contributed to a slight (50 basis points) deterioration in the operating ratio compared to the second quarter of 2004. Primary drivers of cost increases were fuel, driver wages, and purchased transportation from both dray carriers and railroads. Utilization of company containers declined by more than 4% from the second quarter of 2004 as a result of increases in transit time in the rail network.  Driver productivity and the associated dray costs were also negatively impacted as a result of congestion and service inconsistency in the rail network.  As previously reported, the Burlington Northern Santa Fe railroad (BNSF) and J.B. Hunt are currently engaged in an arbitration process to clarify certain terms in our Joint Services Agreement (JSA).  According to the JSA, any amounts due us or payable to BNSF will be retroactive to July 7, 2004.  At this time we are unable to reasonably predict the outcome and, as such, no loss or gain contingency can be determined.  Normal commercial business activity between the parties including load tendering, load tracing, billing and payments continues on a timely basis.

The operating ratio for the DCS segment was 90.6% for the third quarter 2004 versus 91.4% for the third quarter 2003.  Driving the improvement was a continued focus on strategic asset deployment, utilization and productivity improvement and effective cost management during the quarter.  Expense control continues to be a key focal point for DCS as the segment seeks to drive revenue growth to the bottom line.  A couple of serious accidents during the quarter and higher fuel prices negatively impacted the operating ratio for the quarter.  Revenue excluding fuel surcharge in the third quarter 2004 was up 15% versus the same period a year ago.  The improvement in revenue was a combination of a 10% increase in average tractors assigned to the business unit and a 6% improvement in productivity.  Much of the increase in the DCS tractor fleet was due to timing of trade-ins of replacement units.  Continued focus on efficient use of assets resulted in a 3% improvement in utilization compared to the third quarter of 2003.  Operating income was a record $18.9 million, a 29% increase over the same quarter of 2003.  DCS continues to look for opportunities to grow, or reposition existing assets, when justified by appropriate financial returns.  Average tractors assigned to the segment were 5,056 for the third quarter 2004 versus 4,610 for the third quarter 2003.

During the quarter, we paid off $95 million in medium term notes bearing an interest rate of 7.0% and purchased the remaining equipment under capital leases.  At the end of the quarter, we owed $40 million on our bank line-of-credit and $10 million of subordinated notes that are to be paid in October of this year.  We anticipate all of our on-balance sheet debt will be repaid soon.  With the repayment of debt and a projected reduction in net capital expenditures in 2005 of approximately $60 million, combined with anticipated cash generated from operations, the management of cash stands to become a meaningful financial management opportunity in the near future.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003.  We assume no obligation to update any forward looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$718,614	100.0%	$621,644	100.0%

Operating expenses
Salaries, wages and employee benefits	214,760	29.9%	197,618	31.8%
Rents and purchased transportation	236,656	32.9%	205,905	33.1%
Fuel and fuel taxes	74,529	10.4%	55,161	8.9%
Depreciation and amortization	37,458	5.2%	38,197	6.1%
Operating supplies and expenses	32,760	4.6%	31,212	5.0%
Insurance and claims	14,956	2.1%	13,946	2.2%
Operating taxes and licenses	9,088	1.3%	8,219	1.3%
General and administrative expenses, net of gains	9,902	1.4%	7,996	1.3%
Communication and utilities	5,837	0.8%	5,815	0.9%
Total operating expenses	635,946	88.5%	564,069	90.7%
Operating income	82,668	11.5%	57,575	9.3%
Interest expense	(1,558)	(0.2)%	(4,445)	(0.7)%
Equity in earnings (loss) of associated companies	(647)	(0.1)%	(23)	(0.0)%
Earnings before income taxes	80,463	11.2%	53,107	8.5%
Income taxes	32,588	4.5%	20,446	3.3%
Net earnings	$47,875	6.7%	$32,661	5.3%
Average basic shares outstanding	81,066		79,802
Basic earnings per share	$0.59		$0.41
Average diluted shares outstanding	83,678		82,558
Diluted earnings per share	$0.57		$0.40

	Nine Months Ended September 30
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$2,015,349	100.0%	$1,792,723	100.0%

Operating expenses
Salaries, wages and employee benefits	612,211	30.4%	584,255	32.6%
Rents and purchased transportation	662,006	32.8%	584,004	32.6%
Fuel and fuel taxes	205,010	10.2%	174,853	9.8%
Depreciation and amortization	111,233	5.5%	113,006	6.3%
Operating supplies and expenses	92,560	4.6%	90,942	5.1%
Insurance and claims	43,348	2.2%	49,137	2.7%
Operating taxes and licenses	26,576	1.3%	24,621	1.4%
General and administrative expenses, net of gains	24,950	1.2%	26,208	1.5%
Communication and utilities	17,395	0.9%	17,822	1.0%
Total operating expenses	1,795,289	89.1%	1,664,848	92.9%
Operating income	220,060	10.9%	127,875	7.1%
Interest expense	(5,468)	(0.3)%	(15,132)	(0.8)%
Equity in earnings (loss) of associated companies	(2,030)	(0.1)%	(600)	(0.0)%
Earnings before income taxes	212,562	10.5%	112,143	6.3%
Income taxes	86,088	4.3%	43,175	2.4%
Net earnings	$126,474	6.3%	$68,968	3.8%
Average basic shares outstanding	80,578		79,174
Basic earnings per share	$1.57		$0.87
Average diluted shares outstanding	83,285		81,487
Diluted earnings per share	$1.52		$0.85

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended September 30
	2004	2003

Gross revenue

Truck	$237,538	$213,799
Intermodal	283,509	240,734
Dedicated	201,239	170,348
Subtotal	722,286	624,881
Intersegment eliminations	(3,672)	(3,237)
Consolidated revenue	$718,614	$621,644

Operating income (loss)

Truck	$30,556	$17,926
Intermodal	32,951	25,061
Dedicated	18,923	14,629
Other (1)	238	(41)
Operating income	$82,668	$57,575

	Nine Months Ended September 30
	2004	2003

Gross revenue

Truck	$680,453	$621,224
Intermodal	788,939	681,682
Dedicated	557,841	501,195
Subtotal	2,027,233	1,804,101
Intersegment eliminations	(11,884)	(11,378)
Consolidated revenue	$2,015,349	$1,792,723

Operating income (loss)

Truck	$74,434	$31,617
Intermodal	93,882	65,841
Dedicated	50,942	30,458
Other (1)	802	(41)
Operating income	$220,060	$127,875

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2004	2003

Truck
Operating ratio	87.1%	91.6%
Loads	224,916	243,564
Net revenue (excl. fuel surcharge) per tractor per week*	$3,048	$2,780
Length of haul	547	529
RPLM (excl.fsc)	$1.698	$1.554
Loaded miles (000)	125,478	130,890
Total miles (000)	140,230	145,777
Empty miles%	10.5%	10.2%
Average tractors during the period	5,404	5,607
Tractors (end of period)
Company owned	4,304	4,712
Independent contractor	1,024	926
Total tractors	5,328	5,638
Trailers (end of period)	20,053	19,931
Average effective trailing equipment usage	14,756	15,030

Intermodal
Operating ratio	88.4%	89.6%
Loads	146,563	136,531
Net change in revenue per loaded mile (excl. fsc)	4.6%	0.6%
Revenue per load (excl. fsc)	$1,816	$1,707
Tractors (end of period)	1,186	983
Containers (end of period)	21,905	20,340
Average effective trailing equipment usage	21,624	19,800

Dedicated
Operating ratio	90.6%	91.4%
Loads	349,455	346,511
Net revenue (excl. fuel surcharge) per tractor per week*	$3,041	$2,871
Average tractors during the period**	5,056	4,610
Tractors (end of period)
Company owned	4,710	4,411
Independent contractor	166	—
Customer owned (DCS Operated)	177	141
Total tractors	5,053	4,552
Trailers (end of period)	5,874	6,158
Average effective trailing equipment usage	11,323	11,475

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

	Nine Months Ended September 30
	2004	2003

Truck
Operating ratio	89.1%	94.9%
Loads	697,637	713,454
Net revenue (excl. fuel surcharge) per tractor per week*	$2,930	$2,675
Length of haul	535	536
RPLM (excl fsc)	$1.624	$1.506
Loaded miles (000)	380,468	387,867
Total miles (000)	422,944	430,450
Empty miles%	10.0%	9.9%
Average tractors during the period	5,440	5,604
Tractors (end of period)
Company owned	4,304	4,712
Independent contractor	1,024	926
Total tractors	5,328	5,638
Trailers (end of period)	20,053	19,931
Average effective trailing equipment usage	14,889	14,960

Intermodal
Operating ratio	88.1%	90.3%
Loads	426,408	385,513
Net change in revenue per loaded mile (excl. fsc)	1.9%	0.8%
Revenue per load (excl. fsc)	1,752	1,704
Tractors (end of period)	1,186	983
Containers (end of period)	21,905	20,340
Average effective trailing equipment usage	21,225	19,459

Dedicated
Operating ratio	90.9%	93.9%
Loads	1,009,723	1,016,315
Net revenue (excl. fuel surcharge) per tractor per week*	$2,950	$2,780
Average tractors during the period**	4,846	4,696
Tractors (end of period)
Company owned	4,710	4,411
Independent contractor	166	—
Customer owned (DCS Operated)	177	141
Total tractors	5,053	4,552
Trailers (end of period)	5,874	6,158
Average effective trailing equipment usage	11,163	11,470

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	September 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$41,819	$61,229
Accounts receivable	309,201	256,032
Prepaid expenses and other	57,755	105,743
Total current assets	408,775	423,004

Property and equipment	1,379,162	1,345,521
Less accumulated depreciation	410,749	460,556
Net property and equipment	968,413	884,965

Other assets	28,597	39,102
	$1,405,785	$1,347,071

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$50,000	$104,933
Current installments of obligations under capital leases	—	66,844
Trade accounts payable	139,595	158,886
Claims accruals	6,544	7,775
Accrued payroll	60,025	51,235
Other accrued expenses	12,235	12,478
Deferred income taxes	36,061	23,499
Total current liabilities	304,460	425,650

Claims accruals and other liabilities	6,923	4,291
Deferred income taxes	256,413	213,994
Stockholders’ equity	837,989	703,136
	$1,405,785	$1,347,071

Supplemental Data

(unaudited)

	September 30, 2004	December 31, 2003

Actual basic shares outstanding at end of period (000)	81,232	80,110

Actual book value at end of period	$10.32	$8.78